Exhibit 99(a)

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

(formerly known as Folksamerica Holding

Company, Inc. 401(k) Savings and Investment

Plan)

Financial Statements for the years ended

December 31, 2009 and 2008

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

December 31, 2009 and 2008

Table of Contents

Page (s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2009 and 2008	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2009 and 2008	3

Notes to Financial Statements	4

Supplemental Schedules Required by the Department of Labor *:

Schedule H, line 4(i) — Schedule of Assets (Held at End of Year)	15

* Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

White Mountains Holding Company, Inc. 401(k) Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of White Mountains Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) at December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2009 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY

June 11, 2010

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Statements of Net Assets Available for Benefits

As of December 31, 2009 and 2008

	2009	2008
Investments
Investments, at fair value	$24,205,726	$20,496,865
Loans to participants	427,900	504,925
Total investments	24,633,626	21,001,790

Receivables:
Employer contributions	32,248	34,752
Participant contributions	54,222	52,506

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	334,586	736,925
Net assets available for benefits	$25,054,682	$21,825,973

See accompanying notes to the financial statements.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2009 and 2008

	2009	2008
Additions to net assets attributed to:
Interest and dividend income	$534,374	$727,373
Net appreciation (depreciation) in fair value of investments	3,949,626	(7,975,126)
Net investment gains (loss)	4,484,000	(7,247,753)

Contributions:
Employer contributions	1,155,315	1,278,847
Participant contributions and rollovers	1,877,153	2,108,899
Total contributions	3,032,468	3,387,746

Deductions from net assets attributed to:
Benefits paid to participants	4,287,569	7,911,877
Other decreases	190	130
Total deductions	4,287,759	7,912,007
Net increase (decrease) in net assets available for benefits	3,228,709	(11,772,014)

Net assets available for benefits:
Beginning of year	21,825,973	33,597,987
End of year	$25,054,682	$21,825,973

See accompanying notes to the financial statements.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

1.              The Plan

Description of Plan

The following brief description of the White Mountains Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) (formerly known as Folksamerica Holding Company, Inc. 401(k) Savings and Investment Plan) is provided for general information purposes only.  Participants should refer to the Plan agreement for more complete information.  Participants in the Plan include employees of White Mountains Holding Company, Inc. (“White Mountains Holding”), formerly Folksamerica Holding Company, Inc., and a limited number of employees domiciled in the United States of America of White Mountains Insurance Group, Ltd. (“White Mountains”).  White Mountains Holding and White Mountains are collectively referred to as “the Company.”

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  Employees may elect to defer from 1% to 25% of their base salary (limited to 12% for highly compensated employees or for all other employees an annual maximum of $16,500 for 2009 and $15,500 for 2008).  Participants age 50 and over are also allowed to make catch-up contributions of $5,500 and $5,000 in 2009 and 2008, respectively.  The Company provides matching contributions equal to 100% of an employee’s elective contribution up to 6% of an employee’s contributed compensation (limited to an annual maximum of $14,700).  The Company may also make additional discretionary contributions to the Plan; however, no such contributions were made in 2009 or 2008.

The Plan is sponsored and administered by the Company (the “Plan Administrator”).  The Company has appointed Merrill Lynch Trust Company of New York (“Trustee”) as trustee who is responsible for the management of the Plan’s assets.  Expenses related to the administration of the Plan are paid by the Company.

Eligibility and Participation

Employees of the Company, of at least 18 years of age, are eligible for participation in the Plan on their date of hire with matching Company contributions to begin on the first anniversary of the date of hire.

Rollover contributions represent vested account balances transferred by participants of the Plan from third party defined contribution plans.

Vesting

Participants are always 100% vested in employee contributions and rollover contributions plus net investment income/losses earned on these amounts.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

The Plan provides for full (100%) vesting of the Company’s contributions.  Participants become vested in Company contributions based on years of services as follows:

Years of Service	Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

Transfers

Participants are permitted to change their investment interests on a daily basis subject to certain limitations.

Forfeitures

Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only.  Amounts forfeited due to terminations of employment are included in the total investments of the Plan and will be used to reduce the Company’s future contributions to the Plan.  The unallocated forfeiture amounts were $26,859 and $7,554 for 2009 and 2008, respectively.  Also, in 2009 and 2008, employer’s contributions were reduced by $49,807 and $78,289, respectively, from forfeited accounts.

Participant Loans

The Plan allows participants to borrow not less than $1,000 and a maximum of 50% of their vested balance or $50,000, whichever is less.  The loans are collateralized by the participant’s vested balance.  Such loans bear interest at approximately 1% - 3% above the prime rate.  The Plan’s general purpose loan term is a minimum of 1 year and a maximum of 5 years.  If the loan is used for the purchase of a principal residence the term of the loan is generally longer.  In most cases, the participant must complete repayment before retirement or separation from service.  The interest rates on participant loans outstanding at December 31, 2009 and 2008 range from 4.25% to 9.25%.

Payment of Benefits

Each participant’s accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

Asset Management

The Trustee of the Plan is also the record keeper and custodian of the Plan’s assets.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time.  In the event of termination, the accounts of the members of the Plan are fully vested and non-forfeitable.

Plan Withdrawals

In October 2008, White Mountains completed a transaction with Berkshire Hathaway Inc. (“Berkshire”) to transfer certain runoff businesses and cash to Berkshire in exchange for substantially all of the common shares of White Mountains owned by Berkshire.  The transaction included the

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

transfer of one of White Mountains 100% owned subsidiaries, America Centennial Insurance Company (“ACIC”), to Berkshire.  Employees of ACIC with 401(k) Plan balances were given the option of leaving their balances in the Plan or withdrawing from the Plan. As a result of the Berkshire transaction some employees of ACIC elected distribution payouts equal to $497,908 in 2008.

During 2009, the Company substantially completed a reorganization of its reinsurance operations whereby employees of White Mountains Holding and its affiliates terminated as part of the reorganization were given the option of leaving their balances in the Plan or withdrawing them. The employees who elected distribution payouts received $2,021,541 in 2009.  At year end, participants terminated in the reorganization had a vested balance in the Plan at December 31, 2009 of $2,337,561.

2.              Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of net assets available for benefits and changes in net assets available for benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and unrealized appreciation (depreciation) on those investments.

Risks and Uncertainties

The Plan provides for investment options in mutual funds and other investment securities.  Investment securities are exposed to various risks, such as interest rate risk, market risk and credit risk.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant’s account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Investment Valuation

On January 1, 2008, the Plan adopted Statement of Financial Accounting Standards (“FAS”) No. 157, Fair Value Measurements (“FAS 157”) (included in ASC 820-10).  FAS 157 provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information. Under FAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). The Statement establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in FAS 157 prioritizes fair value measurements into three levels based on the nature of the inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by prices determined based on observable inputs including prices for similar but not identical assets or liabilities (“Level 2”) and followed by prices based on assumptions that include significant unobservable inputs, having the lowest priority (“Level 3”).  The adoption of this standard did not have a material impact on the financial statements of the Plan. For more information related to the Plan’s valuation methodologies under FAS 157, see Note 4 of these statements.

Fully Benefit-Responsive Investment Contracts

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (included in ASC 946-210-45) , investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts, because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

As required, the statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value.  The statement of changes in net assets available for benefits is prepared on a contract value basis.

The Plan’s investment in the Merrill Lynch Retirement Preservation Trust is fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the fund.  Contract value, as reported to the Plan by Merrill Lynch, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.  The Trust investments include traditional guaranteed investment contracts (“GICs”), wrapped portfolios of fixed income investments (“synthetic GICs”), and wrapper contracts. Collectively, these are referred to as investment contracts. Gains and losses on these investment contacts are converted into income through the interest crediting rate. The crediting rate can be adjusted periodically and is usually adjusted monthly or quarterly, but in no event is the crediting rate less than zero.

The average yields earned by the Merrill Lynch Retirement Preservation Trust were approximately 2.35% and 9.49% for 2009 and 2008, respectively.  The crediting interest rates were approximately 2.57% and 4.10% for 2009 and 2008, respectively.

Participants may ordinarily direct the withdrawal or transfer of all or portion of their investment at contract value in the normal course.  Certain employer initiated events (e.g., layoffs, bankruptcy, plant closings, plan termination, mergers, early retirement incentives, employer communications designed to induce participants to transfer from the fund, competing fund transfer or violation of equity wash or equivalent rules in place and changes of qualification status of employer or plan) are not eligible for book value disbursements even from fully benefit responsive contracts. These events may cause liquidation of all or a portion of a contract at a market value adjustment. If the likelihood of such a non-book value withdrawal incident is imminent, it may be necessary to consider a

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

revaluation of those particular contract(s). As of December 31, 2009, the Trustee believes the occurrence of an event that would limit the ability of the Trust to transact at contract value with the participants in the Trust is not probable.

If an event of default within the meaning of an investment contract occurs and is not cured, the non-defaulting party may terminate the contract. The following (among other events) may cause the Trust to be in default; a change to the qualification status of participant employer or plan; a breach of material obligation under the contract; a material misrepresentation; a material amendment to the trust agreement, in the administration of the trust or in the investment of fund assets without consent from the issuer; and an uncured violation of the Trust’s investment guidelines.

Payment of Benefits

Benefits are recorded when paid.

New Accounting Policies

On June 29, 2009, the Financial Accounting Standards Board (“FASB”) issued FAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“FAS 168”), which establishes the FASB Accounting Standards Codification (“Codification” or Accounting Standards Codification (“ASC”)) as the source of authoritative accounting principles to be applied in the preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”). FAS 168 (ASC 105-10) is effective for interim and annual periods ending after September 15, 2009. All existing non-SEC accounting and reporting standards were superseded by the Codification.  The Plan adopted the Codification for the period ending December 31, 2009. Adoption did not have any effect on the Plan’s accounting policies or financial statement presentation. However, because the Codification changes the basis for reference to authoritative GAAP guidance, the Plan’s footnote disclosures that reference such guidance reflect references to the codification. New accounting guidance is now issued by the FASB in the form of Accounting Standard Updates (“ASUs”). New guidance that became effective in 2009 prior to the adoption of Codification has been described below using the original FASB Statement reference with a parenthetical reference to the principal Codification section into which the Statement has been incorporated.

Effective December 31, 2009, the Plan adopted ASU 2009-12, Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)(“ASU 2009-12”). Alternative investments include ownership interests in mutual funds and common collective trusts. Under ASU 2009-12, the fair value of an alternative investment may be estimated based on net asset value per share (“NAV”) as reported by the investee, subject to certain requirements. The investee must calculate its NAV in accordance with the measurement principles of ASC Topic 946 (“US GAAP for Investment Companies”), meaning that the investee’s underlying investments have been measured at fair value. In addition, in circumstances where the investor intends to sell the investment for an amount that differs from the NAV, NAV may not be used to estimate fair value. ASU 2009-12 also expands required disclosures, including the amount of unfunded commitments, a description of the terms and conditions upon which the investor may redeem investments, the circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment subject to a lockup period) as well as an estimate of when the restriction will lapse and, in circumstances where the investment cannot be redeemed but the investor receives distributions through the liquidation of the underlying assets, an estimate of the period of time over which the underlying assets are expected

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

to be liquidated. Adoption did not have a material effect on the Plan’s net assets available for benefit or the changes in net assets available for benefit.

On May 28, 2009, the FASB issued FAS No. 165, Subsequent Events (“FAS 165”). FAS 165 (included in ASC 855-10) defines the period after the balance sheet date during which a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which a reporting entity should recognize events or transaction occurring after the balance sheet date and the disclosures required for events or transactions that occurred after the balance sheet date. Subsequent events that provide additional evidence about conditions that existed at the balance sheet date are to be recognized in the financial statements. Subsequent events that are conditions that arose after the balance sheet date but prior to the issuance of the financial statements are not recognized in the financial statements, but should be disclosed if failure to do so would render the financial statements misleading. FAS165 requires disclosure of the date through which subsequent events have been evaluated. For subsequent events not recognized, disclosures should include a description of the nature of the event and either an estimate of its financial effect or a statement that such an estimate cannot be made. The Plan adopted FAS 165 effective December 31, 2009. Adoption did not affect the recognition or disclosure of subsequent events. The Plan evaluates subsequent events up to the date it files its Form 11-K with the Securities and Exchange Commission.

On December 31, 2009, the Plan adopted FASB Staff Position (“FSP”) FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP157-4”). FSP 157-4 (included in ASC 820-10-65) outlines factors to be considered by a reporting entity in determining whether a market for an asset or liability is active. In circumstances where the reporting entity concludes that there has been a significant decrease in the volume of market activity for an asset or liability as compared to normal market activity, transactions or quoted prices may not reflect fair value. In such circumstances, FSP 157-4 requires analysis of the transactions or quoted prices and, where appropriate, adjustment to market inputs to estimate fair value. In addition, FSP 157-4 requires interim disclosures to include a description of the inputs and valuation techniques used to estimate fair value and a discussion of changes during the period. Adoption of FSP 157-4 did not have a material effect on the Plan’s net assets available for benefit or the changes in net assets available for benefit.

ASU 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”)(included in ASC 820-10) became effective for reporting periods on or after March 31, 2010. ASU 2010-06 clarifies existing disclosure requirements for fair value measurements and requires the disclosure of (1) the amounts and nature of transfers in and out of Level 1 and Level 2 measurements; (2) purchase, sale, issuance and settlement activity for Level 3 measurements presented on a gross rather than a net basis; (3) fair value measurements by Level presented on a more disaggregated basis, by asset or liability class; and (4) more detailed disclosures about inputs and valuation techniques for Level 2 and Level 3 measurements for interim and annual reporting periods. The adoption of this Statement will not have a material impact on the Company’s financial statements.

3.     Income Taxes

On January 26, 1994, the Plan received its most recent letter of determination from the Internal Revenue Service on its qualification under sections 401(a) and 401(k) of the Internal Revenue Code.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

The Plan has subsequently been amended; however, the Plan Administrator and the Plan’s counsel believe that the Plan continues to be designed and operated in accordance with the requirements for qualification.

4.     Investments

Investments, at fair value, that represent 5% percent or more of the Plan’s net assets at December 31, 2009 and 2008 are separately identified as follows:

	2009	2008
Merrill Lynch Retirement Preservation Trust	$4,514,496	$4,564,691
PIMCO Total Return Fund	2,241,259	2,097,293
Blackrock S&P 500 Index Fund	1,924,600	1,456,388
Davis New York Venture Fund Incorporated	1,618,746	1,214,767
White Mountains Insurance Group, Ltd.*	1,613,269	—
Blackrock Global Allocation Fund, Inc.	1,536,543	1,362,388

* The investment did not represent 5% or more of the Plan’s net assets at December 31, 2008.

Each participant account is credited with the participant’s contributions, which include amounts transferred from other plans (i.e., rollovers).

During 2009, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $3,949,626.  In 2008, the value depreciated by ($7,975,126).

	2009	2008
Mutual Funds	$3,556,874	$(6,945,704)
White Mountains common stock	392,752	(1,029,422)
	$3,949,626	$(7,975,126)

Valuation Hierarchy

FAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair market value. Shares of company stock, preferred stock and common stock are valued at quoted market prices on the last business day of the Plan year.  Registered investment companies (mutual funds) are valued at the net asset value as reported by the fund at year end. Units of common/collective trust funds are valued based on information reported by the investment advisor using the audited financial statements of the collective trust at year-end.  Loans to participants are valued at cost plus accrued interest, less principal pay downs, which approximates fair value.

Purchases and sales are recorded on a trade-date basis.  Interest income is recognized on an accrual basis and dividends are recorded on the ex-dividend date.  Net appreciation (depreciation) reflects the Plan’s gains and losses on investments held and investments sold during the year.

The Plan provides for participant directed investment programs with Merrill Lynch as well as the option for self-directed equity investments, to enhance options available to employees.  Additionally, participants have the option to invest in the publicly traded common shares of White Mountains (NYSE: “WTM”).  A description of the investment funds of the Plan is set forth in each fund’s prospectus.

The Plan’s investment in the Merrill Lynch Retirement Preservation Trust is fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the fund.

Mutual fund account balances are recorded at net asset value and increase and decrease with contributions, withdrawals and realized and unrealized gains and losses from the assets in the accounts.  The value of each mutual fund account is determined at the close of each business day based on market values of the underlying assets.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

The following table presents the Plan’s financial instruments carried at fair value as of December 31, 2009, by the FAS 157 valuation hierarchy (as described above):

	December 31, 2009
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds:
Index funds	$2,321,255	$2,321,255	$—	$—
Balanced funds	2,370,904	2,370,904	—	—
Growth funds	9,643,344	9,643,344	—	—
Fixed income funds	2,967,003	2,967,003	—	—
Total mutual funds	17,302,506	17,302,506	—	—
White Mountains Insurance Group, Ltd.	1,613,269	1,613,269	—	—
Self-directed brokerage accounts	769,870	769,870	—	—
Common/collective trust	4,514,496	—	4,514,496	—
Participant loans	427,900	—	—	427,900
Total assets at fair value	$24,628,041	$19,685,645	$4,514,496	$427,900

Total assets at fair value in the table above, equals total investments, as shown on the statements of net assets available for benefits, excluding cash of $5,585.

The following table summarizes the changes in White Mountains’ Level 3 fair value measurements for the year ended December 31, 2009:

Participant Loans
Balance at January 1, 2009	$504,925
Issuances, repayments and settlements, net	(77,025)
Transfers in (out) of Level 3, net	—
Balance at December 31, 2009	$427,900

The following table presents the Plan’s financial instruments carried at fair value as of December 31, 2008, by the FAS 157 valuation hierarchy (as described above):

	December 31, 2008
	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Mutual funds	$14,301,116	$14,301,116	$—	$—
Common stocks	1,597,312	1,597,312	—	—
Common/collective trusts	4,564,691	—	4,564,691	—
Participant loans	504,925	—	—	504,925
Total assets at fair value	$20,968,044	$15,898,428	$4,564,691	$504,925

Total assets at fair value in the table above, equals total investments, as shown on the statements of net assets available for benefits, excluding cash of $33,746.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

The following table summarizes the changes in White Mountains’ Level 3 fair value measurements for the year ended December 31, 2008:

Participant Loans
Balance at January 1, 2008	$501,064
Issuances, repayments and settlements, net	3,861
Transfers in (out) of Level 3, net	—
Balance at December 31, 2008	$504,925

5.     Reconciliation of Financial Statements to Form 5500

2009:

Net assets available for benefits - end of year
Balance per financial statements	$25,054,682
Employer/participant contributions accrued for at year-end	(86,470)
Adjustment from fair value to contract value	(334,586)
Balance per Form 5500	$24,633,626

Net increase in net assets available for benefits
Balance per financial statements	$3,228,709
Employer/participant contributions accrued	788
Adjustment from fair value to contract value current year	402,339
Balance per form 5500	$3,631,836

2008:

Net assets available for benefits - end of year
Balance per financial statements	$21,825,973
Employer/participant contributions accrued for at year-end	(87,258)
Adjustment from fair value to contract value	(736,925)
Balance per Form 5500	$21,001,790

Net increase in net assets available for benefits
Balance per financial statements	$(11,772,014)
Employer/participant contributions accrued	(87,258)
Adjustment from fair value to contract value current year	(736,925)
Balance per form 5500	$(12,596,197)

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Notes to the Financial Statements

6.              Related Party Transactions

Certain of the Plan assets are invested in mutual funds and collective trusts of Merrill Lynch.  Merrill Lynch owns an interest in Blackrock, Inc.  The Plan’s Trustee is a subsidiary of Merrill Lynch and therefore transactions involving Merrill Lynch and Blackrock, Inc. mutual funds and the collective trust qualify as party in interest transactions.

Transactions involving White Mountains common stock are also considered party in interest transactions.  Aggregate investment in White Mountains common stock at December 31, 2009 and 2008 were as follows:

Date	Number of Shares	Fair Value
2009	4,850	$1,613,269
2008	3,650	$975,077

All administrative fees and expenses of the Plan are paid by White Mountains Holding.

White Mountains Holding Company, Inc.

401(k) Savings and Investment Plan

Supplemental Data Required by the Department of Labor

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)

December 31, 2009

Identity of Issue, Borrower, Lessor, or Similar Party		Description of Investment	Cost**	Current Value
(a)	(b)	(c)	(d)	(e)

*	Merrill Lynch Retirement Preservation Trust	Collective Trust		$4,514,496
	PIMCO Total Return Fund	Registered Investment Company		2,241,259
*	Blackrock S&P 500 Index Fund	Registered Investment Company		1,924,600
	Davis New York Venture Fund Incorporated	Registered Investment Company		1,618,746
*	White Mountains Insurance Group, Ltd.	Common Stock		1,613,269
*	Blackrock Global Allocation Fund, Inc.	Registered Investment Company		1,536,543
	Thornburg International Value Fund	Registered Investment Company		1,207,585
*	Columbia Small Cap Value Fund II	Registered Investment Company		978,934
*	Columbia Marsico Focused Equity Fund	Registered Investment Company		949,767
	American Funds Growth Fund of America	Registered Investment Company		930,575
*	Blackrock Balance Capital Fund, Inc.	Registered Investment Company		818,749
	Oppenheimer Quest Balanced Fund	Registered Investment Company		781,476
	Self-Direct RCMA Option	Common Stock		769,870
	American Mutual Fund	Registered Investment Company		746,198
	Pioneer Mid Cap Value Fund	Registered Investment Company		622,965
	Delaware Corp Bond	Registered Investment Company		539,780
	AIM International Growth Fund	Registered Investment Company		509,642
	Ivy International Value Fund II	Registered Investment Company		435,836
	AIM Real Estate Fund	Registered Investment Company		417,649
*	Blackrock Small Cap Index Fund	Registered Investment Company		396,655
	Van Kampen Capital Growth Fund	Registered Investment Company		367,839
	Loomis Sayles Strategic Income Fund	Registered Investment Company		128,397
	American Fundamental Investors Fund	Registered Investment Company		76,132
	Pioneer High Yield Fund Class A	Registered Investment Company		57,567
	Evergreen Asset Allocation Fund	Registered Investment Company		15,612
	Other cash accounts	Other Assets		5,585
				$24,205,726

*	Participant Loans	Participant Loans 4.25% - 9.25%		$427,900

*	Denotes party-in-interest
**	Cost is omitted for participant-directed investments